Exhibit 10.6

AMENDMENT NO. 1 TO

SHARE SUBSCRIPTION FACILITY

This Amendment No. 1 to Share Subscription Facility (the “Amendment”), is made as of September 19, 2023, by and among AUTO SERVICES GROUP LIMITED, an exempted company incorporated under the laws of the Cayman Islands whose registered office is at c/o Vistra (Cayman) Limited, P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman KY1-1205, Cayman Islands (the “Company”), the Company being a wholly owned subsidiary of SunCar Technology Group Inc., an exempted company incorporated under the laws of the Cayman Islands; GEM GLOBAL YIELD LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg having LEI No. 213800CXBEHFXVLBZO92 having an address at 12C, rue Guillaume J. Kroll, L-1882 Luxembourg (the “Purchaser”); and GEM YIELD BAHAMAS LIMITED, a limited company formed under the laws of the Commonwealth of the Bahamas and having an address at 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, The Bahamas (“GYBL,” and together with the Company and Purchaser, the “Parties”). Defined terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement (as defined below).

WHEREAS, the Parties are parties to that certain Share Purchase Agreement, dated as of November 4, 2022 (the “Agreement”);

WHEREAS, in accordance with Section 9.03 of the Agreement, the Agreement may be amended by a written instrument signed by the Parties; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Section 4.12 of the Agreement is hereby amended to include a new subclause (d) as follows:

(d) On any Trading Day during the Investment Period and so long as the Common Shares are listed on the Nasdaq Stock Market, the Purchaser’s sale of Warrant Shares shall not represent more than 5% of the total volume of Common Shares traded on the Nasdaq Stock Market during such Trading Day.

2. Sections 2(b), 2(c) and 2(d) of the Form of Warrant, attached to the Agreement as Exhibit B thereto, are hereby replaced with the following:

(b) Method of Exercise. The Holder hereof may exercise this Warrant, in whole or in part, by delivery to the Issuer of the exercise form attached hereto.

(c) Issuance of Shares. On the third Trading Day (the “Delivery Date”) after any exercise of this Warrant in accordance with and subject to the terms and conditions hereof, (x) the Issuer shall issue the Warrant Shares registered in the Holder’s name and address and shall instruct the Issuer’s transfer agent to deliver such Warrant Shares directly to the brokerage account(s) identified by the Holder, and (y) the Holder shall deliver to its broker the payment for such Warrant Shares. Upon receipt of such Warrant Shares by the Holder’s broker, the Holder shall instruct its broker to release such payment to the Issuer by wire transfer. The amount of such payment shall be equal to the exercise price in effect on the date of such exercise multiplied by the number of Warrant Shares with respect to which this Warrant is then being exercised. The Holder shall deliver this original Warrant, or an indemnification reasonably acceptable to the Issuer undertaking with respect to such Warrant in the case of its loss, theft or destruction, at such time that this Warrant is fully exercised. This Warrant shall be exercisable, either in its entirety or, from time to time, for part only of the number of Warrant Shares referenced by this Warrant. With respect to partial exercises of this Warrant, the Issuer shall keep written records for the Holder of the number of Warrant Shares exercised as of each date of exercise.

(d) Compensation for Buy-In on Failure to Timely Deliver Shares upon Exercise. In addition to any other rights available to the Holder, if the Issuer fails upon exercise by the Holder to cause its transfer agent to register such Warrant Shares in the name of the Holder (or its designee) on or before the Delivery Date after receipt of payment for such Warrant Shares from the Holder, as described in Section 2(c) above, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Issuer shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Shares so purchased in such a Buy-In exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Issuer was required to deliver to the Holder in connection with the exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of Common Shares that would have been issued had the Issuer timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Common Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Issuer shall be required to pay the Holder $1,000. The Holder shall provide the Issuer written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Issuer. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Issuer’s failure to timely deliver such Warrant Shares upon exercise of this Warrant as required pursuant to the terms hereof.

3. This Amendment and the Agreement (including any and all exhibits, schedules and other instruments contemplated hereby and thereby) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between them or any of them as to such subject matter. Except to the extent modified herein, the terms and conditions of the Agreements shall remain in full force and effect.

4. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions except Section 5-1401 of the New York General Obligations Law.

5. This Amendment may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

SUNCAR TECHNOLOGY GROUP INC.

By:	/s/ Zaichang Ye
Name:	Zaichang Ye
Title:	Chief Executive Officer

GEM GLOBAL YIELD LLC SCS

By:	/s/ Christopher F. Brown
Name:	Christopher F. Brown
Title:	Manager

GEM YIELD BAHAMAS LTD.

By:	/s/ Christopher F. Brown
Name:	Christopher F. Brown
Title:	Director

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